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                                                                    EXHIBIT 99.1

NEWS RELEASE                                 For Additional Information Contact:
                                             Paul M. Drewek, CFO
FOR IMMEDIATE RELEASE                        (920) 727-8566
                                             Richard C. Fischer, Chairman & CEO
                                             (414) 228-1065


                   OUTLOOK GROUP DECLARES FIRST CASH DIVIDEND
             Company anticipates regular quarterly dividend payments

Neenah, Wis., September 24, 2002....Outlook Group Corp. (NASDAQ/NMS: OUTL) today announced that its Board of Directors has declared its first cash dividend, of $0.05 per share, on the company's common stock. The dividend is payable on October 16, 2002, to shareholders of record on October 9, 2002.

"Outlook Group has been performing very well in spite of a challenging environment in the printing industry. We are financially strong and have no long-term debt. The cash dividend payment reflects our earnings, the elimination of our long-term debt, our commitment to providing shareholder value, and our recognition of the changed investment environment which now more appreciates cash dividend payments," said Richard C. Fischer, chairman and chief executive officer of Outlook Group.

"Our intention is to make regular cash dividend payments each quarter, which would result in an annual dividend rate of $0.20 cents per share, assuming no change in quarterly amount. Of course, future cash dividends will be subject to board declaration and economic performance and


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conditions. Also, the payment of dividends will not affect our previously announced stock buy back program," said Fischer.


Outlook Group Corp. is a printing, packaging and direct marketing company offering a variety of related services to clients in markets including contract packaging, collateral information management and distribution, direct marketing components and services, packaging components and materials, and specialty print related services. The company leverages its core competencies by cross-selling services to provide a single-source solution for its clients.


The discussions of potential future occurrences and operations, and other statements in the future tense or using terms such as "intention," " believe," "expect," or "anticipate," in this press release are "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those anticipated. The future payment of dividends, and the amount of any dividends, will depend on many factors such as Outlook's future operations and performance, general economic conditions, the availability of other uses of capital by Outlook, and any conditions which may be imposed by lenders if Outlook were to borrow funds in the future. Outlook's periodic filings with the Securities and Exchange Commission discuss a number of other factors which may affect Outlook's future operations, including: possible changes in customer relationships, and related financing; possible termination of contracts; the need to fully integrate the recently acquired Paragon Direct operations, assets and employees into Outlook, and to maintain Paragon Direct's customer base; potential inability to achieve expected cost savings or delays in their achievement; changes in project mix and timing; the effects of industry competition, overcapacity and acquisition activity; slowdowns in general market and economic conditions, and changes in other world and national conditions; and the possible need for future capital investments or equipment enhancements, and related financing. Readers are urged to consider these factors carefully in evaluating the forward-looking statements.


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